EXHIBIT 12.2

ARCHSTONE-SMITH OPERATING TRUST
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED UNIT DISTRIBUTIONS

(Dollar amounts in thousands)
(Unaudited)

                                                     Three Months Ended
                                                         March 31,                      Twelve Months Ended December 31,
                                                      2002       2001        2001      2000       1999       1998     1997¹
Earnings from operations.........................  $   66,433 $   37,055 $  175,397 $  176,466 $  169,339 $  134,571 $  24,686
Add:
    Interest expense.............................      48,574     34,247    141,907    145,173    121,494     83,350    61,153
Earnings as adjusted.............................  $  115,007 $   71,302 $  317,304 $  321,639 $  290,833 $  217,921 $  85,839
                                                   ========== ========== ========== ========== ========== ========== =========

Combined fixed charges and Preferred Unit
distributions:
    Interest expense.............................  $   48,574 $   34,247 $  141,907 $  145,173 $  121,494 $   83,350 $  61,153
    Capitalized interest.........................       5,639      5,318     20,294     24,317     31,912     29,942    17,606
     Total fixed charges.........................      54,213     39,565    162,201    169,490    153,406    113,292    78,759
    Preferred Unit distributions.................       8,759      6,307     22,277     25,340     23,733     20,938    19,384
Combined fixed charges and Preferred Unit
distributions....................................  $   62,972 $   45,872 $  184,478 $  194,830 $  177,139 $  134,230 $  98,143
                                                   ========== ========== ========== ========== ========== ========== =========
Ratio of earnings to combined fixed charges and
    Preferred Unit distributions.................         1.8        1.6        1.7        1.7        1.6        1.6       0.9
                                                   ========== ========== ========== ========== ========== ========== =========

(1)	Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone's REIT and property management companies from Security Capital. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Unit distributions by $12.3 million for the year ended December 31, 1997. Excluding the charge, the ratio of earnings to combined fixed charges and Preferred Unit distributions for the year ended December 31, 1997 would be 1.6.